1. Parties:
This Sublease is made and entered into as of July 1, 2010 by and between Parkinson's Institute (Sublessor), and Amarantus Therapeutics, Inc. (Sublessee), under the Master Lease dated January 19th, 2007, between Almanor Ventures, LLC, Almanor I LLC & Almanor II LLC, as Lessor and Parkinson's Institute as Sublessor under this Sublease and as Lessee under the Master Lease. A copy of the Master Lease is attached hereto as Exhibit "A" and incorporated herein by this reference.

2. Provisions Constituting Sublease:

2.1 This Sublease is subject to all of the terms and conditions of the Master Lease. Sublessee hereby assumes and agrees to perform all of the obligations of Lessee under the Master Lease to the extent said obligations apply to the Subleased Premises and Sublessee's use of the common areas, except as specifically set forth herein. Sublessor hereby agrees to cause Lessor, under the Master Lease, to perform all of the obligations of Lessor thereunder to the extent said obligations apply to the Subleased Premises and Sublessee's use of the common areas. Sublessee shall not commit or permit to be committed on the Subleased Premises or on any other portion of the Project any act or omission which violates any term or condition of the Master Lease. Except to the extent waived or consented to in writing by the other party or parties hereto who are affected thereby, neither of the parties hereto will, by renegotiations of the Master Lease, assignment, subletting, default or any other voluntary action, avoid or seek to avoid the observance or performance of the terms to be observed or performed hereunder by such party but, will at all times, in good faith assist in carrying out all the terms of this Sublease and in taking all such action as may be necessary or appropriate to protect the rights of the other party or parties hereto who are affected thereby against impairment. Nothing contained in this Section 2.1 or elsewhere in this Sublease shall prevent or prohibit Sublessor (a) from exercising its right to terminate the Master Lease pursuant to the terms thereof or (b) from assigning its interest in this Sublease.

2.2 All of the terms and conditions contained in the Master Lease are incorporated herein, and shall together with the terms and conditions specifically set forth in this Sublease constitute the complete terms and conditions of this Sublease.

3. Subleased Premises:
Sublessor leases to Sublessee and Sublessee leases from Sublessor the Subleased Premises upon all of the terms, covenants and conditions contained in this Sublease. The Subleased Premises are approximately 240 sq. ft. of space consisting of: two offices (#313 and #315). In addition, Sublessee shall have use of the lobby, restrooms and kitchen areas.

4. Rent:
Rent shall be in accordance with the following schedule:

Year	FS Rental Rate/SF/Mo.
2010	$2.55

Accordingly, the calculated monthly rent is $612.00

The rental amount shall be paid, without deductions, offset, prior notice or demand. If the commencement date or the termination date of the Sublease occurs on a date other than the first day or the last day, respectively, of a calendar month, then the Rent for such partial month shall be prorated and the prorated Rent shall be payable on the Sublease commencement date or on the first day of the calendar month in which the Sublease termination date occurs, respectively.

The Sublease shall be a Full Service Sublease and Sublessor shall be responsible for paying directly building operating expenses. Such building operating expenses shall include all property operating expenses and annual increases, including building and common area maintenance, landscaping, costs of building insurance, repairs and real estate taxes, utilities, HVAC maintenance, janitorial and property management fees.

5. Security Deposit:

Intentionally deleted

6. Rights of Access and Use:

6.1 Use: Sublessee shall use the Premises for general office, laboratory research and development, manufacturing, and all other uses as approved by the City of Sunnyvale. Sublessee shall use the Subleased Premises only for those purposes permitted in the Master Lease, unless Sublessor and Master Lessor consent in writing to other uses prior to the commencement thereof.

7. Sublease Term:

7.1  Sublease Term:
The Sublease Term shall be for the six month period commencing on July 1, 2010, and continuing through Dec 31, 2010.

7.2 Inability to Deliver Possession:
In the event Sublessor is unable to deliver possession of the Subleased Premises at the commencement of the term, Sublessor shall not be liable for any damage caused thereby nor shall this Sublease be void or voidable, but Sublessee shall not be liable for Rent until such time as Sublessor delivers possession of the Subleased Premises to Sublessee, but the term hereof shall not be extended by such delay. If Sublessee, with

Sublessor's consent, takes possession prior to commencement of the term, Sublessee shall do so subject to all the covenants and conditions hereof and shall pay Rent for the period ending with commencement of the term at the same rental as that prescribed for the first month of the term prorated at the rate of 1/30th thereof per day. In the event Sublessor has been unable to deliver possession of the Subleased Premises within thirty (30) days from the commencement date, Sublessee, at Sublessee's option, may terminate this Sublease.

7.3 Right to assign or Sub-Sublease
Sublessee shall have the right to assign all or any portion of its interest under this Sublease or sub-sublet all or any portion of the Premises without Sublessor's consent to any parent, subsidiary or affiliate of Sublessee; or any party which is a successor-in-interest of Sublessee by way of merger, consolidation or corporate reorganization; and/or any party which acquires all or substantially all the assets or stock of Sublessee. Sublessee shall obtain approval from Sublessor for any Sub-Sublease or assignment to a third party tenant, which approval shall not be unreasonably withheld. Sublessee shall be entitled to 50% of any bonus rent received after first deducting standard brokerage and attorney fees.

8. Notices:
All notices, demands, consents and approvals which mayor are required to be given by either party to the other hereunder shall be given in the manner provided in the Master Lease at the addresses shown below. Sublessor shall notify Sublessee of any Event of Default under the Master Lease, or of any other event of which Sublessor has actual knowledge which will impair Sublessee's ability to conduct its normal business at the Subleased Premises, as soon as reasonably practicable following Sublessor's receipt of notice from the Lessor of an Event of Default or actual knowledge of such impairment. If Sublessor elects to terminate the Master Lease, Sublessor shall so notify Sublessee by giving at least thirty (30) days notice prior to the effective date of such termination.

Sublessor's Address:	675Almanor Avenue	Sublessee's Address:
Sunnyvale,
CA 94085
Attn:	Bob Howells	Attn:
Phone Number:	408-734-2800	Phone Number:
Fax Number:	408-734-8522	Fax Number:

Compliance with Americans With Disabilities Act:
Sublessee shall be responsible for the installation and cost of any and all improvements, alterations or other work required on or to the Subleased Premises or to any other portion of the property and/or building of which the Subleased Premises are a part, required or reasonably necessary because of: (1) Sublessee's use of the Subleased Premises or any portion thereof; (2) the use by a Sublessee by reason of assignment or sublease; or (3) both, including any improvements, alterations or other work required under the Americans With Disabilities Act of 1990. Compliance with the provisions of this Section 11 shall be a condition of Sublessor granting its consent to any assignment or Sublease of all or portion of this Sublease and the Subleased Premises described in this Sublease.

12. Toxic Contamination Disclosure:
Sublessor and Sublessee each acknowledge that they have been advised that numerous federal, state, and/or local laws, ordinances and regulations (Laws) affect the existence and removal, storage, disposal, leakage of and contamination by materials designated as hazardous or toxic (Toxics). Many materials, some utilized in everyday business activities and property maintenance, are designated as hazardous or toxic.
Some of the Laws require that Toxics be removed or cleaned up by landowners, future landowners or former landowners without regard to whether the party required to pay for "clean up" caused the contamination, owned the property at the time the contamination occurred or even knew about the contamination. Some items, such as asbestos or PCBs, which were legal when installed, now are classified as Toxics and are subject to removal requirements. Civil lawsuits for damages resulting from Toxics may be filed by third parties in certain circumstances.
Sublessor and Sublessee each acknowledge that Broker has no specific expertise with respect to environmental assessment or physical condition of the Subleased Premises, including, but not limited to, matters relating to: (i) problems which may be posed by the presence or disposal of hazardous or toxic substances on or from the Subleased Premises, (ii) problems which may be posed by the Subleased Premises being within the Special Studies Zone as designated under the Alquist-Priolo Special Studies Zone Act (Earthquake Zones), Section 2621 - 2630, inclusive of California Public Resources Code, and (iii) problems which may be posed by the Subleased Premises being within a HUD Flood Zone as set forth in the U.S. Department of Housing and Urban Development "Special Flood Zone Area Maps", as applicable.
Sublessor and Sublessee each acknowledge that Broker has not made an independent investigation or determination of the physical or environmental condition of the Subleased Premises, including, but not limited to, the existence or nonexistence of any underground tanks, sumps, piping, toxic or hazardous substances on the Subleased Premises. Sublessee agrees that it will rely solely upon its own investigation and/or the investigation of professionals retained by it or Sublessor, and neither Sublessor nor Sublessee shall rely upon Broker to determine the physical and environmental condition of the Subleased Premises or to determine whether, to what extent or in what manner, such condition must be disclosed to potential sub lessees, assignees, purchasers or other interested parties.

13. Rent Abatement and Damages to Personal Property:

In the event Sublessor, pursuant to the terms of the Master Lease, is entitled to and receives rent abatement, then to the extent such rent abatement affects the Subleased Premises, Sublessee shall be entitled to rent abatement in an amount that the net rentable area of the Subleased premises bears to the total net rentable area of the Master Lease, and only to the extent any such abatement applies to the Sublease Terrn. In addition, any amounts paid or credited to Sublessor under the terms of the Master Lease for damage to personal property shall be credited to Sublessee, subject to the same limitations set forth above.

Sublessor:

By: /s/ Almanor Ventures                Date: August 10, 2010
   Name and Title Printed

Sublessee:

By:  /s/ Gerald Commissiong            Date: July 30, 2010
   Name and Title Printed
   Gerald Commissiong, COO
   Exhibit "A" Master Lease
   Exhibit "B" Premises

LESSOR CONSENT:
The undersigned, Lessor under the Master Lease attached as Exhibit A, hereby consents to the subletting of the Subleased Premises described herein on the terms and conditions contained in this Sublease. This Consent shall apply only to this Sublease and shall not be deemed to be a consent to any other Sublease.

LESSOR:____________________________
By: _____________________________                              Date: _____________________
Name and Title Printed